Exhibit 23.3

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Zillow, Inc. Amended and Restated 2011 Incentive Plan of our report dated June 12, 2012, with respect to the financial statements of RentJuice Corporation as of December 31, 2011 and 2010 and for each of the two years in the period ended December 31, 2011, included in Zillow, Inc.’s Current Report on Form 8-K, as amended, filed with the Securities and Exchange Commission on June 13, 2012.

/s/ Ernst & Young LLP

Seattle, Washington

June 13, 2012